Exhibit 10.33

SEPARATION AGREEMENT AND GENERAL RELEASE

Dr. John O. Agwunobi (“Employee”) and Herbalife International of America, Inc. (the “Company”) have reached the following agreement as set forth in this Separation Agreement and General Release (this “Agreement”) on October 31, 2022 (the “Separation Date”).

RECITALS:

The Company and Employee agree that, as of October 27, 2022, Employee stepped down from his positions as Chairman and Director of the Board and Chief Executive Officer of Herbalife Nutrition Ltd. The Company and Employee further agree that Employee’s last day of employment with the Company was October 31, 2022, and that he hereby relinquishes all positions that Employee may hold as an officer, director, and/or employee of the Company or any of its parents, subsidiaries, or affiliates. Employee agrees that he has hereby provided written notice of the termination of his employment and that his resignation shall not be considered a resignation for Good Reason (as defined under the Company’s Executive Officer Severance Plan).

Employee acknowledges that he has received all wages and monies due and owing from the Company and any of its parents, subsidiaries, or affiliates, including all benefits due to Employee as of the Separation Date, and that the Company and its parents, subsidiaries, or affiliates have satisfied every obligation owing to Employee, except as set forth in this Agreement. Notwithstanding the foregoing, Employee will have thirty (30) days from the Separation Date to submit any expenses incurred in connection with his employment such that he may recoup those expenses in accordance with the Company’s expense reimbursement policies.

NOW, THEREFORE, the parties agree that the terms and conditions contained herein provide adequate consideration for the enforcement of this Agreement, and the parties agree as follows:

1.
Consideration. Provided Employee executes this Agreement within twenty-one (21) days of his receipt of this Agreement (and provided Employee does not revoke it), the Company will pay or provide the following:

(a)
Payment. The Company will pay Employee remuneration in the gross amount of $2,261,538.00 (the “Payment”), which represents (i) the portion of Employee’s base salary that he would have earned if he had remained employed by the Company through December 31, 2022 (or $161,538.00) and (ii) an amount equal to two years of Employee’s base salary as of the Separation Date (or $2,100,000.00). Subject to the terms and conditions of this Agreement, the Company will pay the Payment to Employee within thirty (30) days of the Separation Date.
(b)
Performance Stock Units. Any unvested portions of Employee’s Performance Stock Units (“PSUs”) granted to him pursuant to the February 20, 2020 Stock Unit Award Agreement (Performance-Vesting) and the March 30, 2020 Stock Unit Award Agreement (Performance-Vesting), both as amended, will remain effective following the Separation Date in accordance with their terms and will be settled on the dates and in the amounts that they would have been settled as if he had remained employed by the Company through the applicable vesting dates.
(c)
Employee understands and agrees that the Company will deduct from all amounts payable hereunder all federal, state, and local withholding taxes and other deductions that the Company is required by law to make. Employee acknowledges and agrees that the consideration set forth in Paragraphs 1(a) and (b) of this Agreement (collectively, the “Consideration”) constitutes valid consideration for Employee’s promises and obligations under this Agreement. Employee further understands that Employee will receive no further wage, vacation, equity, awards, or other similar payments or benefits from the Company, other than those already paid, and/or as set forth in this Agreement.
2.
Employee Benefits.

(a)
Employee’s employee medical, dental, and vision benefits will terminate on the Separation Date. Following the termination of Employee’s benefits, Employee will be eligible to continue his health care coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, and the requirements and limitations thereof for the maximum period of time permitted under applicable law and the terms of the Company’s applicable benefit plans. Employee will receive information about continuing his health coverage under COBRA in a later mailing, including a form through which he may elect continued coverage. Employee’s entitlement to any payments owed pursuant to the Company’s Executive Deferred Compensation Plan, as well as any 401K or retirement plan, shall be paid to Employee in accordance with the terms of such plans.
(b)
With the sole exception of the PSUs that are included in the Consideration pursuant to Paragraph 1(b), Employee understands and agrees that, as of the Separation Date, all unvested equity awards (including any unvested Restricted Stock Units (“RSUs”) that were granted to Employee pursuant to the terms of the stock unit award agreements between Employee and the Company (collectively, the “Award Agreements”), as well as their respective governing documents) were forfeited, and any vested and unexercised stock appreciation rights shall expire in accordance with their existing terms. For the avoidance of doubt, Employee and the Company agree that as of the Separation Date, with respect to the RSUs granted to Employee pursuant to the Award Agreements, (i) forty percent (40%) of Employee’s RSUs granted to him pursuant to the February 20, 2020 Stock Unit Award Agreement have vested; (ii) forty percent (40%) of Employee’s RSUs granted to him pursuant to the March 30, 2020 Stock Unit Award Agreement have vested; (iii) twenty percent (20%) of Employee’s RSUs granted to him pursuant to the February 19, 2021 Stock Unit Award Agreement have vested; and (iv) the remainder of Employee’s RSUs were forfeited. Employee acknowledges and agrees that he is not entitled to any equity from the Company other than as specifically stated in this Agreement.
3.
Release. In consideration for promises set forth in this Agreement, including, but not limited to, receipt of the Consideration, Employee agrees to release and hereby releases the Company, any parent, subsidiary, affiliate and/or related companies of the Company, and the employees, officers, directors, agents, attorneys, insurers, and/or any other representatives of the Company and its parents, subsidiaries, and affiliates (individually and collectively, the “Releasees”), from all claims or demands Employee may have based upon Employee’s employment with or separation from the Company, including, without limitation, a release of any rights or claims Employee may have under the Americans with Disabilities Act, Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act, California’s Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Whistleblower Protection Laws, California Family Rights Act, California Compensation Law, California WARN law, any applicable California Industrial Welfare Commission Wage Order, the United States Constitution, the California Constitution, or any common law. This also includes a release by Employee of any claims for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. Employee further confirms that Employee has not filed any claim for workers’ compensation and that Employee makes no claim for workplace injuries. This release covers both claims that Employee knows about and that Employee may not know about.

Employee waives and relinquishes Employee’s rights and benefits provided by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Employee expressly acknowledges that this Agreement is intended to include all claims which Employee does not know or suspect to exist in Employee’s favor at the time of Employee’s signature on this Agreement, and that this Agreement will extinguish any such claim(s).

4.
Indemnification. Nothing in Paragraph 3 will be deemed to release Employee’s rights to indemnification under any indemnification agreement Employee has with the Company or any other Releasee and/or under the Company’s or any Releasee’s charter or bylaws, or to whatever coverage Employee may have under the Company’s or any Releasee’s directors’ and officers’ insurance policy for acts and omissions when Employee was an officer or director of the Company or of any Releasee.

5.
Cooperation. Notwithstanding Paragraph 6 herein, Employee shall cooperate with the Company and its parents, subsidiaries, and affiliates following the Separation Date by making himself available to the Company and its parents, subsidiaries, and any affiliate in connection with any internal or external investigation, as well as any action, suit, or proceeding (whether civil or criminal, and whether administrative or investigative), and to reasonably assist the Company and its parents, subsidiaries and any such affiliate in any such action, suit, or proceeding including by providing information and meeting and consulting with the Board of Directors of the Company and its parents, subsidiaries and its representatives or counsel, or representatives or counsel to the Company or any such parent, subsidiary and affiliate, as reasonably requested by the Company. Such cooperation further includes attending and participating in any meeting, interview or sworn testimony arranged by the Company or sought by any governmental agency regarding any matter in which Employee was involved (or alleged to have been involved) while employed with the Company or of which Employee has knowledge by virtue of Employee’s employment with the Company. In connection with Employee’s cooperation with the Company and its parents, subsidiaries and affiliates, the Company will, in its discretion, either provide Employee with an attorney, who is mutually agreeable to both the Company and Employee, or pay or reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with his compliance with this Paragraph. The Company further agrees to reimburse Employee for reasonable commercial travel expenses incurred in connection with his compliance with this Paragraph, and, notwithstanding Employee’s separation from the Company, the Company will reimburse Employee consistent with the terms of the Company’s Executive Travel Plan then in effect. The Company agrees in connection with any cooperation sought from Employee under this Agreement to provide reasonable access to information and documents necessary to facilitate effective representation of Employee in connection with that cooperation. Employee agrees that this access can be provided in a manner that protects the Company’s rights and privileges and ability to avoid conflicts of interest. The Company’s obligations in this regard are subject to the Company’s separate obligations and interests, including the Company’s interest in cooperating with any government investigation. Employee understands that failure to comply with this Paragraph 5 qualifies as a material breach of this Agreement and will justify the Company’s withholding or recoupment of the Consideration set forth in Paragraph 1. For the avoidance of doubt, any finding of liability and/or wrongdoing regarding any conduct committed and/or alleged to have been committed by Employee pursuant to any investigation, action, suit, or proceeding does not constitute a breach of this Paragraph 5, provided that Employee otherwise cooperates with the Company and its parents, subsidiaries and affiliates in connection with such any investigation, action, suit, or proceeding.

6.
No Future Lawsuits/Non-Assistance. Employee represents that Employee has not filed, and hereby promises never to file, any charges or grievances or lawsuits asserting any claims that are released in Paragraph 3 above. Employee further agrees that Employee shall not assist, aid, encourage, communicate, or collaborate with any person or entity, including, but not limited to, any media, governmental agency, or any other entity or person, suing or purporting to sue, or bringing a claim or claims against, or purporting to review or inquire about, or seeking to investigate or is investigating, or in any way purporting to examine the Company or its parents, subsidiaries or affiliates, or purporting to opine or make negative reference regarding the Company or its parents, subsidiaries or affiliates or any aspect of the Company or its parents, subsidiaries or affiliates or their business or products, unless required by law or as set forth in Paragraph 7 of this Agreement.

7.
Reports to Government Entities. Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit or restrict Employee or the Company (along with its employees, members of its Board of Directors, or any of its agents) in any way from filing, testifying, or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state, or municipal law or any rule or regulation of the

Securities and Exchange Commission (“SEC”) or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization from the Company shall not be required to make any reports or disclosures under this Paragraph 7, and Employee is not required to notify the Company that Employee has made such reports or disclosures. However, Employee acknowledges and agrees that, to the maximum extent permitted by law, he cannot recover any monetary damages or equitable relief in connection with a charge or proceeding brought by Employee or through any action brought by a third party with respect to the claims released and waived in this Agreement. This Agreement does not, however, waive or release the Company’s or Employee’s right to receive a monetary award from the SEC.

8.
Consequences of Employee’s Violation of Promises. If Employee breaches any of his obligations contained in Paragraphs 3, 5, 10, 11, or 12 of this Agreement, or files any action based on claims that Employee has released herein, the Company will have no obligation to pay the Consideration to Employee, and Employee shall repay to the Company all of the money paid to Employee pursuant to Paragraph 1 herein. Employee acknowledges that notwithstanding Paragraph 4 of this Agreement, the Company will not indemnify Employee with respect to any claim or action that the Company files against Employee regarding any alleged breach of this Agreement by Employee.

9.
Non-Admission of Liability. By entering into this Agreement, neither the Company nor Employee admits that either has done anything wrong.

10.
Confidentiality. Employee agrees that the negotiations surrounding this Agreement are and will remain strictly confidential and will not be disclosed by Employee without the express prior written approval of the Company, unless required by law or as set forth in Paragraph 7 of this Agreement. Employee also agrees that any confidentiality agreement executed by Employee in connection with Employee’s employment at the Company will remain in full force and effect pursuant to its terms. Employee acknowledges that Employee’s promises of confidentiality, as set forth herein, are material and essential consideration for the Company’s promises and agreements herein.

11.
Non-Disparagement. Employee agrees not to disparage, defame, or make negative or derogatory statements or remarks, directly or indirectly, about the Company, any Releasee, or any of the Company’s affiliates or any past or current Company officer, director, employee, or member, and further agrees not to disparage, defame, or make negative or derogatory statements or remarks, directly or indirectly, about the Company’s business model or any past or current product of the Company. Notwithstanding the foregoing, nothing contained in this Paragraph 11 limits Employee from making any of the disclosures described in Paragraph 7 of this Agreement. Moreover, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

12.
No Solicitation. Employee agrees that, between the Separation Date and December 31, 2023 (the “Nonsolicitation Period”), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its parents, subsidiaries or affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company, it parents, subsidiaries or such affiliate, or in any way interfere with the relationship between the Company or any such parent, subsidiary or affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company, its parents, subsidiaries or any of its affiliates at any time during the Nonsolicitation Period unless such person’s employment was terminated by the Company or such parent, subsidiary or affiliate or enter into a distributor relationship with any person or entity who was a Distributor of the Company, parent, subsidiary or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its parents, subsidiaries or affiliates to cease doing business with the Company or such entities, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company, its parents, subsidiaries or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company, its parents, subsidiaries or any of its affiliates to directly or indirectly participate in any means or manner in any business which is a direct competitor of the Company or of its parents, subsidiaries or any of its affiliates. In addition, during the Nonsolicitation Period, Employee will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) solicit or encourage any customer of the Company or of its parents, subsidiaries or any of its affiliates to terminate or diminish its relationship with the Company or such entities; (B) seek to persuade any customer (or any individual or entity who was a customer of the Company or such entities within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company or such entities to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or such entities; or (C) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that Employee learned about during his employment with the Company. For purposes of this Paragraph 12, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner; and “Distributor” means the identities of the Company’s and its parents’, subsidiaries’ and affiliates’ distributors and customers and potential distributors and customers.

13.
Public Announcements. Unless required by law or as set forth in Paragraph 7 of this Agreement, Employee agrees that he will not make any public statements (informal or formal) to any news and/or media company, as well as on any social media platform, that contradicts the factual statements contained within the press release published by the Company on the Separation Date concerning Employee’s separation from the Company.

14.
Section 409A. It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to Section 409A of the Code and U.S. Treasury Regulations §1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the U.S. Treasury Regulations issued thereunder that apply to such exception.

15.
Return of Company Materials and Property. Employee agrees to return to the Company immediately any and all documents, books, manuals, drawings, writings, computer records or other tangible property or equipment which is in Employee’s possession or control (including all copies thereof) which Employee procured during or in connection with Employee’s employment with the Company, including but not limited to any computer equipment, elevator fob, and/or parking card provided to Employee by the Company. Employee further acknowledges that Employee’s conduct pursuant to this Paragraph 15 is material consideration for the Consideration referenced in Paragraph 1. The Company agrees to allow Employee to use the services of the Company’s IT department to copy any personal information maintained on his Company-issued cell phone, computer, and/or iPad to another device, so long as the information Employee intends to copy does not otherwise constitute sensitive, confidential, or proprietary information of the Company, as determined by the Company in its sole discretion.

16.
Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company and supersedes all other agreements between Employee and the Company, with respect to the terms of Employee’s employment and the termination thereof; except that this Agreement shall not relieve the Company from any obligations it may have to Employee under any employee benefit plan including any health, retirement, 401(k), or deferred compensation plan, nor shall this Agreement relieve Employee of any contractual or common law obligations Employee may have to the Company or any of its parents, subsidiaries or affiliates that by their nature are intended to survive the termination of Employee’s employment with the Company, or any such superseded agreement including, without limitation, the October 23, 2019 Employment Agreement between Employee and the Company and any other agreement to maintain the Company’s confidential information and its proprietary and trade secret information as confidential, and not to use such information for Employee’s benefit or the benefit of any third party. The Company has made no promise to Employee other than as set forth in this Agreement.
17.
Severability. If at any time after the date of the execution of this Agreement, any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, any such finding as to a particular provision shall not be deemed to impair the enforceability of any other provision of this Agreement.

18.
Injunctive Relief. The parties acknowledge that the interests protected by this Agreement are unique, and that no adequate remedy exists at law if either the Company or Employee breaches their obligations hereunder. The parties further acknowledge that it would be extremely difficult to ascertain the amount of damages resulting from either party’s breach of this Agreement, and that such breach would cause great and irreparable injury to the non-breaching party. Accordingly, the parties agree that the Company and Employee would be entitled to injunctive relief to prevent or restrain any breach of this Agreement including, but not limited to, a temporary restraining order and/or preliminary injunction. Nothing in this provision shall preclude either party from also seeking damages and/or any other legal remedies against the other in the event of a breach of the terms of this Agreement.

19.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.
Waiver. By signing this Agreement, Employee acknowledges that:

(a)
Employee has carefully read this Agreement and understands this Agreement;
(b)
The Company advised Employee to consult with an attorney and/or any other advisor of Employee’s choice before signing this Agreement;
(c)
Employee has been given twenty-one (21) days to consider his rights and obligations under this Agreement and to consult with an attorney about both. Employee further understands that any non-material changes to this Agreement do not restart this 21-day consideration period;
(d)
Employee understands that this Agreement is legally binding and that by signing it Employee gives up certain rights;
(e)
Employee has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
(f)
Employee acknowledges and agrees that the Consideration set forth in Paragraph 1 of this Agreement are contingent on execution of this Agreement, which releases all of Employee’s claims against the Company and the Releasees, and Employee knowingly and voluntarily agreeS to release the Company and the Releasees from any and all claims Employee may have, known or unknown, in exchange for the benefits Employee has obtained by signing, and that these benefits are in addition to any benefit Employee would have otherwise received if Employee did not sign this Agreement;
(g)
Employee has seven (7) days after signing this Agreement to revoke it by notifying the Company in writing by contacting Henry Wang at henryw@herbalife.com. This Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;
(h)
This Agreement includes a waiver of all rights and claims Employee may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(i)
This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after Employee executes it, provided that Employee does not exercise his right to revoke this Agreement.

DATED: October 31, 2022 _____/s/ John O. Agwunobi__________________

Dr. John O. Agwunobi

DATED: October 31, 2022 _____/s/ Henry C. Wang______________________

Henry C. Wang on behalf of Herbalife International of America, Inc.